Exhibit 99.2

AspenBio Reports Data from AppyScore Pilot Study and Planned Product Pathway

Management to Host Conference Call at 5:00 PM ET Today

CASTLE ROCK, CO., November 28, 2011 -- AspenBio Pharma, Inc. (NASDAQ: APPY), an emerging in vitro diagnostic company, reported on its recently completed pilot study, multi-marker product profile and product pathway for AppyScore™, a test designed to help physicians rule out acute appendicitis in pediatric and adolescent patients entering emergency rooms with symptoms suspicious for acute appendicitis. The company also announced that it has made available an updated corporate presentation dated November 28, 2011 on its web site, www.aspenbiopharma.com under the investor relations section.

Analysis of Pilot Study Data Using Multi-Marker Panel
AspenBio’s pilot study involved pediatric and adolescent patients aged 2 to 20 with symptoms suspicious for acute appendicitis who were enrolled from 11 hospital sites across the country.  Data analysis was completed on 431 study subjects, exhibiting a prevalence of acute appendicitis in the population of 27%.  The clinical significance of the data from this study will serve as the basis for the company to proceed with the AppyScore product optimization in a multi-marker configuration and proceed with its plans for a pivotal trial.

The pilot study evaluated the use of multiple markers for the AppyScore test configuration and demonstrated appreciably better results than the single-marker test evaluated in previous studies.  The panel for AppyScore will comprise two biomarkers - the company’s patented MRP 8/14 biomarker and C-Reactive Protein (“CRP”), along with White Blood Cell Count (“WBC”). The concentration in blood or plasma of each of these components was measured and the results analyzed using an algorithm.  The algorithm uses both advanced proprietary and commercial software programs that optimize the interactions and outcomes to produce a single test result as the AppyScore.

The AppyScore 2011 pilot study exhibited sensitivity, specificity, negative predictive value (NPV) and confidence intervals (CI) as summarized in the following table.

AppyScore Multi-Marker Study		95% CI
Sensitivity	98%	94 – 100
Specificity	48%	42 – 53
NPV	99%	95 - 100

To verify the robustness of the algorithm, AspenBio separately performed a comparative analysis of the AppyScore multi-marker panel on 188 pediatric and adolescent patient samples collected as part of the company’s 2008 clinical trial.  The data results from this verification data set are summarized in the following table.

Multi-Marker Verification Analysis		95% CI
Sensitivity	95%	87 – 98
Specificity	41%	34 – 50
NPV	95%	87 - 98

This sample set from the 2008 clinical study represented a subset of patients from the total study and the subset had a 30% prevalence of acute appendicitis. The confidence intervals for the 2008 data set were wider than the results of the 2011 pilot study, which is believed to be due to the smaller number of patients (188) in this study subset versus 431 in the 2011 study.  Notwithstanding these differences in the 2008 clinical trial patient population, the company believes the results of this additional patient population verify the results of our 2011 pilot study.

If AppyScore achieves regulatory clearance by the U.S. Food and Drug Administration (“FDA”), the company anticipates the product’s intended use will be as a test to rule out acute appendicitis  in pediatric and adolescent patients entering emergency rooms having signs and symptoms consistent with, or suspicious for, the disease.

Intellectual Property Status
On November 16, 2011, AspenBio filed a provisional patent application with the U.S. Patent Office that provides for broad coverage claims, including the multi-biomarker and white blood cell count panel, the novel combination of variables, clinical prediction rule(s) plus panels, and the proprietary algorithms for the AppyScore calculations, among others.  This intellectual property position is in addition to the existing patents, both issued and pending, associated with the MRP 8/14 biomarker.

Milestones and Planned Product Pathway
Going forward, AspenBio plans to advance the AppyScore product configuration in a product that uses the MRP 8/14 and CRP biomarkers, along with WBC and a proprietary algorithm.  MRP 8/14 and CRP testing would be performed on AspenBio’s cassette based system, with WBC performed by the hospital’s hematology system or potentially, a standalone system.

Each of the individual biomarker’s and the white blood cell count results will be combined and analyzed using the company’s proprietary algorithm software embedded in the AppyScore cassette reader. Completion of the product development required for the test panel will primarily involve incorporating the CRP test into the current cassette based reader system. The AspenBio development team has completed the initial work required to add CRP to the reader cassette.  Based on a preliminary assessment of the ongoing activities, completion of the development work is expected within the next two quarters.

The company plans to schedule a follow-up meeting with the FDA in early 2012 to review the data results, present the intended product use, and propose a clinical trial protocol and analysis plan.  In this meeting management plans to update the FDA on the changes to the AppyScore product configuration and submit the intended pivotal trial design and the statistical analysis plan.

“We are encouraged by the AppyScore results demonstrated in our pilot study and verified in a separate subset of patients,” stated AspenBio president and CEO, Steve Lundy.  “Based on our previous meetings with the FDA, as well as recent interactions discussing this product profile and data results with independent regulatory professionals, we believe that the path forward is reasonable and will support commencing the pivotal trial in mid-2012. Because we expect the pivotal trial will be  close in design to the recently completed pilot study, we believe it can be completed expeditiously.”

Conference Call
The company will hold a conference call today at 5:00 p.m. Eastern time to discuss these developments and related plans, followed by a question and answer period.

Date: Monday, November 28, 2011
Time: 5:00 p.m. Eastern time (2:00 p.m. Pacific time)
Dial-In Number: 1-877-941-1427
International: 1-480-629-9664
Conference ID#: 4490299

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

A telephone replay of the call will be available after 7:30 p.m. Eastern time today and until December 28, 2011.

Toll-free replay number: 1-877-870-5176
International replay number: 1-858-384-5517
Replay pin #: 4490299

The audio of the conference call will be simultaneously webcasted as well as available for replay via a link provided in the investor relations section of the company's Web site at www.aspenbiopharma.com.

About AspenBio Pharma and AppyScore
AspenBio Pharma, Inc. (NASDAQ: APPY) is an emerging in vitro diagnostic company focused on obtaining FDA clearance for its lead product, AppyScore.  AppyScore is a unique, blood-based test in development, designed to help physicians manage the millions of patients who enter emergency rooms every year complaining of abdominal pain, many suspected of having acute appendicitis. As a screening test to aid in the rule out of appendicitis based on its projected sensitivity and negative predictive value, AppyScore could potentially decrease radiation exposure risk arising from the use of CT scans performed in triaging pediatric and adolescent patients with abdominal pain, as well as potentially reduce healthcare costs. The company has a large and unique repository of blood samples that provide valuable data regarding the appendicitis condition and additional protein marker information associated with causes of abdominal pain, providing an important resource for product development. The company also has several animal health reproductive drugs in research and development for use in animals of economic importance following regulatory approval.

For more information, visit www.aspenbiopharma.com.

Forward-Looking Statements
This press release includes "forward-looking statements" of AspenBio Pharma, Inc. ("AspenBio") as defined by the Securities and Exchange Commission ("SEC"). All statements, other than statements of historical fact, included in this press release that address activities, events or developments that AspenBio believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors AspenBio believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of AspenBio. Investors are cautioned that any such statements are not guarantees of future performance. Actual results or developments may differ materially from those projected in the forward-looking statements as a result of many factors, including our ability to successfully complete required product modifications in a timely and cost effective manner, complete clinical trial activities for AppyScore required for FDA submission, obtain FDA clearance, cost effectively manufacture and generate revenues from AppyScore and other new products, execute agreements required to successfully advance the company's objectives, retain the management team to advance the products, overcome adverse changes in market conditions and the regulatory environment, obtain and enforce intellectual property rights, and realize value of intangible assets. Furthermore, AspenBio does not intend (and is not obligated) to update publicly any forward-looking statements. The contents of this press release should be considered in conjunction with the risk factors contained in AspenBio's recent filings with the SEC, including its Quarterly Report on Form 10-Q for the period ended September 30, 2011.

For more information contact:
AspenBio Pharma, Inc.
Gregory Pusey
Tel 303-794-2000 Ext. 207

Investor Relations:
Liolios Group, Inc.
Geoffrey Plank or Ron Both
Tel 949-574-3860
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